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                                                                    Exhibit 99.1


                    ACORN PRODUCTS, INC. STOCKHOLDERS APPROVE
               RECAPITALIZATION PLAN; 1-FOR-10 REVERSE STOCK SPLIT

COLUMBUS, Ohio, November 21, 2002 -- Acorn Products, Inc. (Nasdaq: ACRN) announced that its stockholders approved all proposals related to its recapitalization plan, including a 1-for-10 reverse stock split at its Annual Meeting of Stockholders held yesterday.

RECAPITALIZATION PLAN
---------------------

On June 28, 2002, Acorn completed a transaction where entities representing a majority of the Company's stockholders invested over $18 million for the purpose of repaying outstanding indebtedness. As part of the approximately $18 million investment, investment funds managed by TCW Special Credits and Oaktree Capital Management, LLC (the "Principal Holders") purchased $10 million principal amount of 12% Convertible Notes due June 15, 2005, and approximately 823 shares of Series A Convertible Preferred Stock with an initial aggregate liquidation preference equal to $8,226,696 and which accrues dividends at a 12% annual rate. In addition to this investment by the Principal Holders, the Company also executed a five-year $45 million credit facility, consisting of a $12.5 million term and a $32.5 million revolving credit component.

Both the 12% Convertible Notes and the Series A Preferred Stock automatically convert to shares of common stock of Acorn Products, Inc. upon the closing of a rights offering, pursuant to which holders of the Company's common stock shall receive rights (at the rate of 10 rights per share) to purchase one share of newly-issued common stock at $5.00 per share (on a post-reverse split basis) for each right received. The rights offering and the issuance of shares of common stock upon conversion of the 12% Convertible Notes and the Series A Preferred Stock were approved by stockholders at yesterday's Annual Meeting. Subject to regulatory approval, the Company expects the rights offering to close by the end of the fiscal year and the Series A Preferred Stock and the 12% Convertible Notes to convert into common stock at that time.

1-FOR-10 REVERSE STOCK SPLIT
----------------------------

The 1-for-10 reverse split was approved by Acorn's Board of Directors on June 25, 2002. Acorn's common stock will begin trading on a reverse-split basis on November 21, 2002.

As a result of the reverse stock split, every 10 shares of Acorn common stock will be combined into one share of Acorn common stock. The reverse stock split affects all shares of common stock of Acorn outstanding as of November 21, 2002. Acorn will pay cash in lieu of fractional shares. The number of shares of Acorn common stock currently outstanding is approximately 6,397,374 shares.





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Shares of Acorn common stock will trade on the Nasdaq SmallCap Market under the symbol ACRND for 20 trading days after the reverse split goes into effect. After that period, trading will resume under the current symbol ACRN.

American Stock Transfer and Trust Company has been retained to manage the exchange of stock certificates.

Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. Acorn's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools and cutting tools. Acorn sells its products under a variety of well-known brand names, including Razor-Back(TM), Union(TM), Yard 'n Garden(TM), Perfect Cut(TM) and, pursuant to a license agreement, Scotts(TM). In addition, Acorn manufactures private label products for a variety of retailers. Acorn's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

Razor-Back(TM), Union(TM), Yard 'n Garden(TM) and Perfect Cut(TM) are registered trademarks of Acorn. Scotts(TM) is a registered trademark of The Scotts Company.

The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934, including statements regarding Acorn's expectations regarding compliance with Nasdaq's listing requirements. All forward looking statements contained herein are based upon information available to Acorn as of the date hereof, and Acorn assumes no obligation to update any such forward looking statements. Actual results could differ materially from Acorn's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Acorn's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001, and the other reports filed from time to time by Acorn with the Securities and Exchange Commission.

Contact: John G. Jacob, Vice President and Chief Financial Officer of Acorn Products, Inc. (614) 222-4400.